Contact:
Kim Plaskett
Greyhound Lines, Inc.
Phone: 972-789-7202

Sarah Lewensohn
Laidlaw International, Inc
Phone: 630-848-3120

GREYHOUND LINES, INC. EXTENDS CONTRACT WITH AMALGAMATED TRANSIT UNION (ATU) NATIONAL LOCAL 1700
THROUGH APRIL 30, 2007

DALLAS (April 10, 2007) – Greyhound Lines, Inc., a wholly owned subsidiary of Laidlaw International, Inc. (NYSE: LI), today announced that its collective bargaining agreement with the Amalgamated Transit Union (ATU) National Local 1700 will be extended through April 30, 2007. The company will meet with the union prior to the contract’s expiration, and business will continue to operate as usual.

The ATU represents approximately 3,300 Greyhound employees, including 3,000 drivers and about half of the company’s mechanics.

Certain statements contained in the press release, including statements that are not historical facts, are forward-looking statements made under the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to:

• Risks and uncertainties related to the proposed merger with FirstGroup, including but not limited to receiving approval from the stockholders of both Laidlaw and FirstGroup and the required regulatory agencies as well as other customary closing conditions; and

• The potential for rising labor costs and actions taken by organized labor unions.

Should these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. Laidlaw undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures Laidlaw makes on related subjects as may be detailed in Laidlaw’s other filings made from time to time with the SEC.

Greyhound is the largest North American provider of intercity bus transportation, serving more than 2,300 destinations with nearly 13,000 daily departures across the continent. The company also provides Greyhound PackageXpress (GPX), as well as Greyhound Travel Services including: charters, sightseeing and shore services. For fare and schedule information and to buy tickets call 1-800-231-2222 or visit the Web site at www.greyhound.com.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the Web site: www.laidlaw.com.

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